UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         BRANDAID MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                               35-1990559
(State or other jurisdiction of     (I.R.S. Employer Identification Code
incorporation or organization)      Number)

BRANDAID MARKETING CORPORATION      Paul Sloan, Chairman of the Board
1715 Stickney Point Road            1715 Stickney Point Road
Suite A-12                          Suite A-12
Sarasota, Florida 34231             Sarasota, Florida 34231
(941)925-8312                       (941)925-8312
(Address, including zip code        (Address, including zip code and
and principal telephone number      principal  telephone number, including
including area code of Company's    area code of agent for service)
offices and principal place of
Business)

                       Professional Consulting Agreement
                             (Full title of Plan)

                       CALCULATION OF REGISTRATION FEE*
________________________________________________________________________
                                   Proposed Maximum (1)
Title of      Common Shares    Offering Price      Aggregate    Amount of
each class       to be            Per Unit         Offering   Registration
of Securities  Registered                            Price         Fee
to be
Registered

Common
Stock, par
value-$.001      2,000,000(1)            $0.80       $1,600,000    $129.60
TOTAL            2,000,000(2)            $0.80       $1,600,000    $129.60
________________________________________________________________________

(1) Consists of 500,000 common shares, and the shares underlying an option to purchase a further 1,500,000 shares at $1.00 per share.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of Common Stock reported on NASDAQ OTC Bulletin Board on June 4, 2003.



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                               PART I

ITEM 1. PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        Not required to be filed with this Registration Statement.


                               PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents we have filed, with the SEC:

(a) Reports on Form 10-KSB

     1. Annual Report on Form 10-KSB, as timely filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 on March 3, 2003.

(b) Documents filed with the Securities and Exchange Commission since the end of the Fiscal year ended December 31, 2002.

     1. Quarterly Report filed on Form 10-QSB for the fiscal quarter ended March 31, 2003, filed on May 15, 2003, and amended on the Report on Form 10-QSB/A, filed on June 9, 2003.

     2. Form 8-K filed with the Securities and Exchange Commission on March 31, 2003 regarding the holding of the annual meeting.

     3. Form 8-K and 8-K/A filed with the Securities and Exchange Commission on June 4, 2003 regarding the termination of the agreement with Cyberian Holdings, Ltd.

     4. Schedule DEF 14A, being the Notice of Annual Meeting to be held on March 21, 2003, and the material attendant thereto, filed with the Securities and Exchange Commission on March 4, 2003.


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 c) Description of Class of Securities Offered:

     1. The common shares are described in the Registrant's Current Report on Form 8-K and Exhibits appended thereto, as amended, filed with the Securities and Exchange Commission on October 29, 1999, and are also described in Schedule 14A filed on March 4, 2003, as well as the Annual Report on Form 10-KSB filed on March 3, 2003.

All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange
Commission, be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such document.

ITEM 4.     Description of Securities

            Not applicable.


ITEM 5.     Interests of Named Experts and Counsel

            NONE.

ITEM 6.     Indemnification of Directors

Officers and directors of the Registrant are covered by the provisions of the Delaware General Corporation Law ("DGCL"), the charter, the bylaws, individual indemnification agreements with BrandAid and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to BrandAid or its stockholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of BrandAid will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

        - for any breach of the director's duty of loyalty to BrandAid or its stockholders;
        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or for any transaction from which the director derived an improper personal benefit.

Indemnification and Insurance. As a Delaware corporation, BrandAid has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to BrandAid's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of BrandAid, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of BrandAid's directors and officers to the full extent provided by Delaware corporate law. In addition, BrandAid has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

BrandAid has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of BrandAid, or is or was a director or officer of BrandAid serving at the request of BrandAid as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not BrandAid would have the power or obligation to indemnify him or her against such liability under the provisions of its charter or bylaws.

The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


ITEM 7.     Exemption From Registration Claimed

            Not applicable.

ITEM 8.     Exhibits

5.1    Opinion of Shamim Ahmed, Esq.                        Page 6.

23.1   Consent of Bobbitt, Pittenger & Company, P. A.       Page 7.

99.1   Professional Consulting Agreement                    Page 9.


ITEM 9.     Undertakings

(a)      Rule 415 offering.

1.   The Registrant hereby undertakes:


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(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)  Filings of registration statement on Form S-8.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida on June 9, 2003.

BrandAid Marketing Corporation:


By:  /s/Paul Sloan                /s/Jay Elliott
        Paul Sloan                   Jay Elliott
        Chairman of the              President and CEO
        Board of Directors
        and Secretary

    /s/Charles Tokarz
       Charles Tokarz
       CFO


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Sloan, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:   June 9, 2003


By:  /s/Paul Sloan                /s/Jay Elliott
        Paul Sloan                   Jay Elliott
        Chairman of the              President CEO,
        Board of Directors,          Director
        Secretary, Director


       /s/Charles Tokarz          /s/Michael Solomon
          Charles Tokarz             Michael Solomon
          CFO                        Director

                                  EXHIBIT 5.1

Opinion of Shamim Ahmed Registrant's Counsel


(Law Offices of Shamim Ahmed Letterhead)


June 9, 2003

Securities and Exchange Commission
Washington, D.C. 20549

      Re: BrandAid Marketing Corporation

Gentlemen:

   This opinion is given in connection with the filing of the registration statement on Form S-8 (the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 2,000,000 common shares of BrandAid Marketing Corporation's (the "Registrant") common stock, with a par value of $0.001 to be Registered pursuant to the consulting agreement appended to the Registration Statement.

   Certain terms used in this opinion characterized by initial capital letter have been meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the registrant involved review of 34 Act reports heretofore filed by the Registrant, the information contained therein having been presumed to be accurate.

   In such examination we have assumed the geniunes of all signatures and authenticity of all documents submitted to us as certified and photostat copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Registrant.

   Based on the foregoing, we are of opinion that the 2,000,000 shares of the Registrant's common stock referred to in the Registration Statement will, upon issuance after payment therefor, be fully paid, and non-assessable and there is no personal liability to the owners thereof.

   This law firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement; however, this opinion is limited to the facts set forth herein and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                              Very truly yours,

                                              /s/Shamim Ahmed

                                              Shamim Ahmed, Esq.

                                    Exhibit 23.1
                          Consent of Registrant's Auditors

                         CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the registration of 2,000,000 shares of BrandAid Marketing Corporation's common stock, of our report, with respect to the consolidated financial statements and notes attached thereto of BrandAid Marketing Corporation included in its Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as our Review of the Financial Statements included in the Report on Form 10-QSB for the quarter ended on March 31, 2003, as amended, and as filed with the Securities and Exchange Commission.


                               /s/Bobbitt, Pittenger & Company, P. A.

                                  Bobbitt, Pittenger & Company, P. A.

Sarasota, Florida
June 9, 2003

                                  Exhibit 99.1
                 PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN

1. Purpose The purpose of this Plan is to provide compensation in the form of Common Stock of the Company to eligible consultants that have previously rendered services or that will render services during the term of this Professional/Consultant Stock Compensation Plan (hereinafter referred to as the Plan.) These services include the filing and administration of law suits against parties that have damaged the Company through market manipulation, particularly in the short selling of the Company's stock. The legal team includes Jay
Salyer, Esq., Nicolas Bazan, Esq., Steve Young, Esq., Robert Stone, Esq., team coordinator, Peter Markus, and Corporate Services Group, LLC., and Corporate and Shareholders Solutions, Inc. as administrative and investigative consultants.

2.  Administration
(a) This Plan shall be administered by the Board of Directors who may from time to time issue orders or adopt resolutions, not inconstant with the provisions of this Plan, to interpret the provisions and supervise the administration of this Plan. The CEO shall make initial determinations as to which consultants, professionals or advisors will be considered to receive shares under this Plan, in addition, will provide a list to the Board of Directors. All final determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board. Subject to the Corporation's Bylaws, all decisions made by the Directors in selecting eligible consultants (hereinafter referred to as Consultants), establishing the number of shares, and construing the provisions of this Plan shall be final, conclusive and binding on all persons including the Corporation, shareholders, employees and Consultants.

(b) The Board of Directors may from time to time appoint a Consultants Plan Committee, consisting of at least one Director and one Officer, none of whom shall be eligible to participate in the Plan while members of the Committee. The Board of Directors may delegate to such Committee power to select the particular Consultants that are to receive shares, and to determine the number of shares to be allocated to each such Consultant.

(c) If the SEC Rules and or Regulations relating to the issuance of Common Stock under a Form S-8 should change during the terms of this Plan, the Board of Directors shall have the power to alter this Plan to conform to such changes.

3.  Eligibility

(a) Shares shall be granted only to Professionals and Consultants that are within that class for which Form S-8 is applicable.


4.  Shares Subject to the Plan

The total number of shares of Common Stock to be subject to this Plan, as amended, is 2,000,000 shares. Up to one million shares may be granted outright by the administrators of the plan, and the remaining shares shall be granted by way of an option to purchase the said shares for the price of $1.00 per share, said option to be for a period of 6 months from the date such option is granted. The shares subject to the Plan will be registered with the SEC on or about June 10, 2003, in a Form S-8 Registration.

5.  Termination of Consultant, retirement or disability

If a Consultant shall cease to be retained by the Corporation for any reason, any rights accruing to him shall cease on the date of such termination.

7.  Termination of the Plan

This Plan shall terminate 3 years after its adoption by the Board of Directors. At such time, any shares that remain unsold shall be removed from registration by means of a post-effective amendment to the Form S-8.

8.  Effective Date of the Plan

This Plan shall become effective upon its adoption by the Board of Directors.

                            CERTIFICATION OF ADOPTION
                           (By the Board of Directors)

The undersigned, being the CEO and Chairman of the Board of Directors of BrandAid Marketing Corporation hereby certify that the foregoing Plan was adopted by a unanimous vote of the Board of Directors on June 9, 2003.


     /s/Paul Sloan                /s/Jay Elliott
        Paul Sloan                   Jay Elliott
        Chairman of the              President and CEO
        Board of Directors
        and Secretary


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